Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138763) of FONAR Corporation and Subsidiaries of our report dated September 19, 2025, with respect to the consolidated balance sheets of FONAR Corporation and Subsidiaries as of June 30, 2025, the related consolidated statements of income, stockholders' equity, and cash flows for the year ended June 30, 2025, and the effectiveness of FONAR Corporation and Subsidiaries’ internal control over financial reporting as of June 30, 2025, included in this Annual Report (Form 10-K) of FONAR Corporation and Subsidiaries for the year ended June 30, 2025.

Melville, New York

September 22, 2025